Exhibit 99.1

FOR IMMEDIATE RELEASE:	Feb. 27, 2015
NW Natural Reports 2014 & Q4 Results
Issues 2015 EPS Guidance
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•	Consolidated earnings were $2.16 per share on net income of $58.7 million for fiscal year 2014, compared to $2.24 per share and $60.5 million for 2013.

•
Utility margin increased $12.2 million, or 3% over last year, with the customer growth rate increasing to 1.4% from 1.3% a year ago, and with the addition of our 700,000th customer in the fourth quarter.

•	Utility ranked first in residential customer satisfaction ratings among large gas utilities in the West in the 2014 J.D. Power and Associates Study.

•	Approached the completion of our bare steel replacement and announced a proposed gas storage expansion.

•	Insurance settlement proceeds were received totaling $103 million in 2014 to be applied toward past and future environmental remediation costs.

•	Dividend was increased to $0.465 per share, reflecting the 59th consecutive year of increasing dividends paid and an indicated annual rate of $1.86 per share.
___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share of $2.16 on net income of $58.7 million for 2014, compared to $2.24 per share on net income of $60.5 million for 2013.

"In 2014 we continued to operate safely, reliably, and efficiently while advancing several important longer term priorities," said Gregg Kantor, President and CEO. "Our utility delivered solid margin growth, bare steel removal efforts left us with just three remaining miles system-wide, the Company's annual customer growth rate increased for the third year in a row, and we advanced a potential expansion of Mist, our underground storage facility. Finally, we once again won honors in the J.D. Power Residential Customer Satisfaction Survey."

Full-Year and Fourth Quarter Results
Consolidated Results
For the year ended Dec. 31, 2014, NW Natural earnings were $2.16 per share on net income of $58.7 million, compared to 2013 results of $2.24 per share on net income of $60.5 million. While utility results were positive, they were more than offset by a decrease in gas storage results primarily from lower revenues due to depressed market conditions in California and higher costs at the Gill Ranch facility.

For the quarter ended Dec. 31, 2014, earnings were $1.04 per share on net income of $28.5 million, compared to $1.07 per share on net income of $29.0 million for the same period in 2013. Results for the quarter reflected higher utility margins and a decrease in consolidated operations and maintenance expense offset by lower gas storage results.

Utility Results
For the year ended Dec. 31, 2014, utility operations contributed $2.15 per share on net income of $58.6 million, compared to $2.03 per share on net income of $54.9 million for 2013. The utility was positively impacted by a $12.2 million increase in margins and a $1.5 million decrease in operations and maintenance expense. Partially offsetting these gains was a $3.2 million increase in depreciation expense for added utility investments and a $2.1 million decrease in other income-net related to lower interest income on regulatory account balances.

For the fourth quarter of 2014, utility operations contributed net income of $29.2 million or $1.07 per share, compared to $27.8 million or $1.03 per share for the same quarter last year. Utility operations were positively impacted by a $1.1 million increase in margins and a $3.3 million decrease in operations and maintenance expense, partially offset by a $1.0 decrease in other income-net and a $0.5 million increase in depreciation expense.

Customer Growth. NW Natural's customer growth rate for the trailing 12-month period ended Dec. 31, 2014 was 1.4%, with the Company serving approximately 705,000 customers at year end.

Utility Volume and Margin. The following table presents key utility margin metrics:

	Twelve Months Ended
(Dollars and therms in millions)	12/31/2014	12/31/2013	Change	% Change
Gas sales and transportation deliveries	1,093.0	1,146.4	(53.4)	(4.7)%
Weather (in heating degree days)	3,792	4,379	(587)	(13)%
Utility margin	$366.1	$353.9	$12.2	3.4%

	Three Months Ended
(Dollars and therms in millions)	12/31/2014	12/31/2013	Change	% Change
Gas sales and transportation deliveries	326.2	375.0	(48.8)	(13.0)%
Weather (in heating degree days)	1,354	1,798	(444)	(25)%
Utility margin	$115.9	$114.7	$1.2	1.0%

The $12.2 million increase in utility margin was primarily due to the following:

•	a $16.6 million increase from customer growth in all sectors including higher industrial margins and added rate-base returns on our gas reserve and other investments; partially offset by

•	a $2.1 million increase in loss from our gas cost incentive sharing mechanism as a result of higher gas prices than those estimated in the Purchased Gas Adjustment; and

•
the remaining was primarily due to a decrease from warmer weather during 2014 in Washington, which does not have a weather normalization mechanism in place, and the effect of warmer weather on margin for Oregon customers that opt out of weather normalization.

The decrease in deliveries for 2014 compared to 2013 was mainly due to lower residential and commercial volumes reflecting weather that was 13% warmer than a year ago and 11% warmer than average.

The fourth quarter $1.1 million increase in utility margin was primarily due to the following:

•	a $4.8 million increase from customer growth in all sectors including higher industrial margins and added rate-base returns on utility investments; partially offset by

•	the effect of warmer weather where the weather normalization mechanism is not in place.

Volumes decreased in the fourth quarter of 2014 compared to 2013 with lower residential and commercial deliveries related to weather that was 25% warmer than the previous year and 15% warmer than average.

Although weather was significantly warmer overall in 2014, cold weather affected the Pacific Northwest in early February 2014, which resulted in a new Company record for sendout. On February 6, 2014, 9.0 million therms were delivered to customers when average daily temperatures hit 21 degrees Fahrenheit.

Environmental Site Remediation and Recovery Mechanism (SRRM). The OPUC has authorized the deferral of environmental costs associated with certain environmental sites and the accrual of carrying costs on amounts deferred. In our 2012 Oregon general rate case a mechanism to recover these costs was established, and on February 20, 2015 the OPUC issued the order addressing SRRM implementation items, which included the following key decisions:

•	a finding that all but $33 thousand of the $114 million of environmental remediation expenses and associated carrying costs incurred from 2003 through March 31, 2014 were prudently incurred;

•	a regulatory disallowance of $15 million based on the OPUC's determination of how an earnings test should apply to past costs. The Company will record the charge in the first quarter of 2015; and

•
a determination that the insurance settlements totaling approximately $150 million were entered into prudently, with one-third of the proceeds applied to past deferred costs through Dec. 31, 2012 and two-thirds to offset future environmental expenses beginning Jan. 1, 2013.

The Company continues to evaluate the effects of the Order and is required to file a compliance report with the OPUC within 30 days of the order demonstrating how it will implement the Order. The compliance filing is subject to review and approval by the OPUC and therefore, additional or different implementation procedures could be required, which may, among other things, result in additional impacts on earnings. The Company anticipates filing the compliance report as required by the Order in March 2015.

Environmental Insurance Settlements. In early 2014, NW Natural settled with the remaining defendant insurance companies in the Company's environmental insurance recovery litigation, which sought insurance recovery for past and future environmental remediation expenses. The Company received settlement proceeds aggregating $103 million in 2014 and approximately $150 million in total. These recoveries will be used to offset past and future environmental expenditures as outlined by the SRRM.

North Mist Gas Storage Expansion. We are working on a potential expansion of our Mist gas storage facility to support gas-fired electric power generation facilities built by Portland General Electric (PGE) at Port Westward, which is located approximately 15 miles from Mist. In early 2015, we received authorization by PGE to begin permitting and land acquisition work for this project. The current estimated cost of the expansion is approximately $125 million with a potential in-service date of 2018 or 2019, depending on the permitting process and construction schedule. The project remains subject to PGE's final approval of estimated projected costs and a notice to proceed, as well as the receipt of permits, and certain land rights.

Gas Reserves. During 2014 the Company invested in gas reserves under its original deal with Encana and under its amended agreement with Jonah Energy LLC, with an aggregate investment of $27 million. The cumulative investment in 2014 of the wells under the amended agreement was approximately $10 million. The Company may have opportunities to participate in more wells in the future under the amended agreement. The Company's investment under its original agreement continues to earn a rate of return and provide long-term gas price protection for utility customers. The Company filed an application requesting regulatory deferral in Oregon for these additional investments under the amended agreement and subsequently filed in 2015 seeking cost recovery for the additional wells drilled in 2014. The Company expects a decision on the prudence of these wells in 2015.

Gas Storage Results
For the year ended Dec. 31, 2014, the Company's gas storage segment reported a net loss of $0.4 million or $0.01 per share, compared to net income of $5.6 million or $0.21 per share for 2013. For the fourth quarter of 2014, gas storage's net loss was $0.8 million or $0.03 per share, compared to net income of $1.1 million or $0.04 per share for the same period in 2013. Results for 2014 reflected lower revenues due to several contracts that expired and were re-contracted at lower prices as well as an increase in power and repair costs at our Gill Ranch facility. The power costs increased due to higher injections into storage to replenish low storage levels following higher withdrawals during the 2013-14 winter. The repair cost increase reflected maintenance work at the Gill Ranch facility, which has now been in operation for three annual cycles.

Consolidated Operations
Operations and Maintenance Expense. Consolidated operations and maintenance expense for the year ended Dec. 31, 2014 was $137.0 million, compared to $136.6 million for 2013. The $0.4 million, or less than 1%, increase in expenses was primarily due to several offsetting factors including a $1.5 million increase in professional service costs related to our ongoing growth initiatives, a $2.4 million increase related to increased repair and power costs at our Gill Ranch storage facility, and a $0.4 million increase to bad debt expense. These factors were offset by a $3.9 million decrease in utility payroll and other costs.

Fourth quarter operations and maintenance expense was $33.9 million for 2014, compared to $37.0 million for the same period in 2013. The $3.1 million decrease was primarily due to lower utility payroll and other costs.

Depreciation and Amortization Expense. Depreciation and amortization expense was $79.2 million for 2014, compared to $75.9 million for 2013. For the fourth quarter of 2014 this expense was $20.0 million, compared to $19.4 million for the same period in 2013. The increase for both the year and quarter was primarily due to an increase in utility depreciation expense from capital investments.

Other Income and Expense, Net. Other income-net was $1.9 million for 2014, compared to $4.7 million for 2013. The $2.7 million decrease was primarily due to lower interest income on regulatory deferred account balances as a result of insurance proceeds credited to regulatory balances for environmental costs. Our environmental deferred cost account is subject to interest accruals, and it changed from a net regulatory asset balance of $56 million at December 31, 2013 to a net regulatory liability balance of $30 million at Dec. 31, 2014 primarily due to insurance proceeds discussed earlier.

Fourth quarter other expense-net was $0.1 million for 2014, compared to other income-net of $1.4 million for the same period in 2013. The $1.5 million decrease was primarily due to the same factor noted above.

Other Results
For the year ended Dec. 31, 2014, other operations contributed $0.02 per share on net income of $0.5 million, compared to income of less than $0.1 million for 2013. The increase was primarily due to increased merchandise sales from our natural gas appliance store.

Cash Flows
Cash provided by operations was $215.7 million for 2014, compared to $176.4 million for 2013. The increase reflected the receipt of environmental insurance proceeds, which totaled $103 million pre-tax, offset by a decrease of $21.7 million from changes in deferred tax liabilities mainly due to the utilization of NOL carryforwards, and a decrease of $17.9 million from changes in deferred gas cost balances due to higher gas prices than prices set in the purchased gas adjustment for the 2013-14 gas year. In addition, an overall net decrease of $31.1 million reflected changes in accounts receivable, inventories, and other asset balances including prepaids.

2015 Earnings Guidance
The Company initiated earnings guidance today to be in the range of $1.77 to $1.97 per share for 2015.
As adjusted, our earnings guidance is $2.10 to $2.30 per share for 2015 excluding the effects of the $15.0 million pre-tax charge, which is equivalent to $0.33 per share after-tax1, for the regulatory disallowance associated with the recent OPUC order on the recovery of past environmental cost deferrals. The Company’s 2015 earnings guidance assumes customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no other significant changes in prevailing legislative and regulatory policies or outcomes.

1Impact on earnings per share assumes average shares outstanding of 27.3 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.5 cents a share on the Company’s common stock. The dividends were paid Feb. 13, 2015 to shareholders of record on Jan. 30, 2015. The Company’s indicated annual dividend rate is $1.86 per share.

Presentation of Results
In addition to presenting results of operations and earnings amounts in accordance with generally accepted accounting principles (GAAP), NW Natural has expressed certain measures in this press release on an equivalent cents per share basis and also excluding the effects of certain regulatory charges, which are non-GAAP financial measures. These amounts reflect factors that directly impact the Company's earnings. In calculating these financial disclosures, we allocate income tax expense based on the effective tax rate, where applicable. These non-GAAP financial measures should not be used to the exclusion of GAAP financial measures. NW Natural believes that these non-GAAP financial measures provide useful information to the reader by removing the effects of variances in GAAP reported results of operations that we believe are not indicative of fundamental changes in our financial condition or results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Feb. 27, 2015 to review the Company's financial and operating results for the year and three months ended Dec. 31, 2014.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. International callers can dial 1-412-902-4110. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10058553). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at www.nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, environmental remediation recoveries, allocation of environmental insurance settlement proceeds, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, capital expenditures, gas reserves and investments and regulatory recoveries related thereto, free cash flow levels, revenues and earnings and timing thereof, dividends, effects of regulatory disallowance, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 705,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.1 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #
Investor Contact:
Bob Hess
Phone: 503-220-2388
Email: rsh@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended
In thousands, except per share amounts	12/31/14	12/31/13	Change	% Change
Income from operations	$59,748	$59,244	$504	1%
Net income	28,470	29,006	(536)	(2)

Diluted average shares of common stock outstanding	27,293	27,069	224	1%
Diluted earnings per share of common stock	1.04	1.07	(0.03)	(3)

	Twelve Months Ended
In thousands, except per share amounts	12/31/14	12/31/13	Change	% Change
Income from operations	$142,965	$142,746	$219	—%
Net income	58,692	60,538	(1,846)	(3)

Diluted average shares of common stock outstanding	27,223	27,027	196	1%
Diluted earnings per share of common stock	2.16	2.24	(0.08)	(4)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
In thousands	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$9,534	$9,471
Accounts receivable	69,818	81,889
Accrued unbilled revenue	57,963	61,527
Allowance for uncollectible accounts	(969)	(1,656)
Regulatory assets	68,562	22,635
Derivative instruments	243	5,311
Inventories	77,832	60,669
Gas reserves	20,020	20,646
Income taxes receivable	1,000	3,534
Deferred tax assets	23,785	45,241
Other current taxes	34,772	21,181
Total current assets	362,560	330,448
Non-current assets:
Property, plant, and equipment	2,992,560	2,918,739
Less: Accumulated depreciation	870,967	855,865
Total property, plant, and equipment, net	2,121,593	2,062,874
Gas reserves	129,280	121,998
Regulatory assets	368,908	369,603
Derivative instruments	—	1,880
Other investments	68,238	67,851
Restricted cash	3,000	4,000
Other non-current assets	11,366	12,257
Total non-current assets	2,702,385	2,640,463
Total assets	$3,064,945	$2,970,911
Liabilities and equity:
Current liabilities:
Short-term debt	$234,700	$188,200
Current maturities of long-term debt	40,000	60,000
Accounts payable	91,366	96,126
Taxes accrued	10,031	10,856
Interest accrued	6,079	7,103
Regulatory liabilities	19,105	28,335
Derivative instruments	29,894	1,891
Other current liabilities	38,235	40,280
Total current liabilities	469,410	432,791
Long-term debt	621,700	681,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	530,965	532,036
Regulatory liabilities	317,205	303,485
Pension and other postretirement benefit liabilities	236,735	149,354
Derivative instruments	3,515	615
Other non-current liabilities	118,094	119,058
Total deferred credits and other non-current liabilities	1,206,514	1,104,548
Equity:
Common stock	375,117	364,549
Retained earnings	402,280	393,681
Accumulated other comprehensive loss	(10,076)	(6,358)
Total equity	767,321	751,872
Total liabilities and equity	$3,064,945	$2,970,911

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2014	2013
Operating activities:
Net income	$58,692	$60,538
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	79,193	75,905
Regulatory amortization of gas reserves	19,335	11,089
Deferred tax liabilities, net	24,772	46,483
Non-cash expenses related to qualified defined benefit pension plans	4,984	5,666
Contributions to qualified defined benefit pension plans	(10,500)	(11,700)
Deferred environmental recoveries, net of (expenditures)	88,849	(16,679)
Other	1,853	(2,580)
Changes in assets and liabilities:
Receivables	14,948	(26,094)
Inventories	(17,163)	6,933
Taxes accrued	1,709	286
Accounts payable	(2,020)	7,422
Interest accrued	(1,024)	1,150
Deferred gas costs	(23,114)	(5,245)
Other, net	(24,857)	23,216
Cash provided by operating activities	215,657	176,390
Investing activities:
Capital expenditures	(120,092)	(138,924)
Utility gas reserves	(26,798)	(54,077)
Proceeds from sale of assets	175	8,638
Restricted cash	1,000	—
Other	1,392	2,231
Cash used in investing activities	(144,323)	(182,132)
Financing activities:
Common stock issued, net	8,986	5,964
Long-term debt issued	—	50,000
Long-term debt retired	(80,000)	—
Change in short-term debt	46,500	(2,050)
Cash dividend payments on common stock	(50,093)	(49,204)
Other	3,336	1,580
Cash provided by financing activities	(71,271)	6,290
Increase in cash and cash equivalents	63	548
Cash and cash equivalents, beginning of period	9,471	8,923
Cash and cash equivalents, end of period	$9,534	$9,471

Supplemental disclosure of cash flow information:
Interest paid	$42,602	$44,022
Income taxes paid	19,445	870

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Fourth Quarter and Year - 2014

	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Operating revenues	$240,283	$260,748	(8)%	$754,037	$758,518	(1)%

Operating expenses:
Cost of gas	119,782	138,142	(13)	365,490	373,298	(2)
Operations and maintenance	33,897	37,003	(8)	136,982	136,613	—
General taxes	6,899	6,928	—	29,407	29,956	(2)
Depreciation and amortization	19,957	19,431	3	79,193	75,905	4
Total operating expenses	180,535	201,504	(10)	611,072	615,772	(1)
Income from operations	59,748	59,244	1	142,965	142,746	—
Other income and expense, net	(119)	1,399	(109)	1,933	4,669	(59)
Interest expense, net	10,539	11,629	(9)	44,563	45,172	(1)
Income before income taxes	49,090	49,014	—	100,335	102,243	(2)
Income tax expense	20,620	20,008	3	41,643	41,705	—
Net income	$28,470	$29,006	(2)	$58,692	$60,538	(3)

Common shares outstanding:
Average diluted for period	27,293	27,069		27,223	27,027
End of period	27,284	27,075		27,284	27,075

Per share information:
Diluted earnings per share	$1.04	$1.07		$2.16	$2.24
Dividends declared per share of common stock	0.465	0.460		1.85	1.83
Book value per share, end of period	28.12	27.77		28.12	27.77
Market closing price, end of period	49.90	42.82		49.90	42.82

Capital structure, end of period:
Common stock equity	46.1%	44.7%		46.1%	44.7%
Long-term debt	37.4	40.5		37.4	40.5
Short-term debt (including amounts due in one year)	16.5	14.8		16.5	14.8
Total	100.0%	100.0%		100.0%	100.0%

Operating statistics:
Customers - end of period	704,644	694,873	1.4%	704,644	694,873	1.4%
Utility volumes - therms:
Residential and commercial sales	200,371	245,877		620,903	671,906
Industrial sales and transportation	125,820	129,134		472,087	474,525
Total utility volumes sold and delivered	326,191	375,011		1,092,990	1,146,431
Utility operating revenues:
Residential and commercial sales	$220,883	$239,145		$672,440	$673,250
Industrial sales and transportation	20,037	19,507		73,992	68,880
Other revenues	738	683		3,983	4,054
Less: Revenue taxes	6,011	6,460		18,837	19,002
Total utility operating revenues	235,647	252,875		731,578	727,182
Less: Cost of gas	119,782	138,142		365,490	373,298
Utility margin	$115,865	$114,733		$366,088	$353,884
Degree days:
Average (25-year average)	1,600	1,599		4,240	4,240
Actual	1,354	1,798	(25)%	3,792	4,379	(13)%
Percent colder (warmer) than average weather	(15)%	12%		(11)%	3%